For  the  twelve months ended  (a)
05/31/97
File number (c) 811-5248


                    SUB - ITEM 77J
         Reclassification of Capital Accounts



Reclassification    of     Capital
Accounts:  The Fund  accounts  and
reports   for   distributions   to
shareholders  in  accordance  with
the    American    Institute    of
Certified    Public   Accountants'
Statement   of   Position    93-2;
Determination,   Disclosure,   and
Financial  Statement  Presentation
of   Income,  Capital  Gain,   and
Return of Capital Distributions by
Investment Companies.  The  effect
of  applying this statement was to
increase     undistributed     net
investment  income  and   decrease
accumulated net realized  gain  on
investments by $4,963,924 for  the
year  ended  May  31,  1997.   Net
realized gains and net assets were
not affected by this change.